UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 16, 2010

Zanett, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32589	56-4389547
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

635 Madison Avenue, 15thFloor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 583-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2010, Zanett, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying it that the Company not regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires the closing bid price of Zanett's common stock to be $1.00 or more.  This letter was a second notification, following a deficiency letter received by the Company on September 15, 2009, which notified the Company that it was out of compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days.  At that time, Nasdaq provided Zanett with 180 calendar days, or until March 15, 2010, to regain compliance with the rule.  According to the March 16, 2010 letter from the Nasdaq staff, Zanett will be provided with an additional 180 calendar days to regain compliance with the minimum closing bid price rule, because Zanett met all initial listing criteria for the Nasdaq Capital Market other than the minimum closing bid price rule on March 15, 2010. To regain compliance, the closing bid price of the Company's common stock must close above $1.00 for a minimum of ten consecutive trading days.  However, Nasdaq may, in its discretion, require the Company to maintain a minimum closing bid price of $1.00 per share for a period in excess of ten consecutive trading days (but generally no longer than 20 consecutive business days) before determining that the Company has demonstrated an ability to maintain long-term compliance with the rule.

As of the close of trading on March 16, 2010, Zanett's common stock has closed at $1.00 per share or more for nine consecutive business days.

If Zanett does not regain compliance with the minimum closing bid price requirement during this additional grace period, Nasdaq will provide written notice to Zanett that its common stock will be delisted from The Nasdaq Capital Market.  At such time, Zanett would be able to appeal the delisting determination to a Hearings Panel of Nasdaq's Listing Qualifications Department.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated March 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANETT, INC.

Date: March 17, 2010	By:	/s/ Dennis Harkins
Dennis Harkins
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 17, 2010.